Exhibit 99.1

Two Bethesda Metro Center
14th Floor
Bethesda MD 20814
(301) 951-6122
(301) 654-6714 Fax
Info@AmericanCapital.com
www.AmericanCapital.com

FOR IMMEDIATE RELEASE

June 15, 2010

Contact:

Investors - (301) 951-5917

AMERICAN CAPITAL ANNOUNCES AMENDMENT OF EXCHANGE OFFERS

Bethesda, MD – June 15, 2010 - American Capital, Ltd. (Nasdaq: ACAS) (the “Company”) announced today that it has made certain amendments to its private offers to exchange its outstanding unsecured public and private notes for cash payments and new secured notes (the “Exchange Offers”). No changes are being made to the Company’s standby plan of reorganization (the “Standby Plan”) or to the expiration of the Exchange Offers or the voting deadline for the Standby Plan.

Under the amended terms of the Exchange Offers, holders of the Company’s privately-issued unsecured notes (“Private Notes”) may now choose whether to receive consideration all in cash or all in the previously offered secured amortizing notes (“Amortizing Notes”) rather than choosing cash or Amortizing Notes and there being a possibility of receiving a combination of cash and Amortizing Notes. In the concurrent restructuring of the Company’s line of credit facility, lenders will now have the opportunity to choose to receive all cash or all secured loans under an amended credit agreement. Alternatively, lenders selecting secured loans may elect to receive instead a new series of secured amortizing notes, which will have the same terms as the Amortizing Notes except that they will be subject to certain transfer restrictions under SEC Rule 144A. Holders of Private Notes and lenders under the credit agreement who do not make an election or otherwise do not participate in the restructuring will now automatically receive cash, subject to certain exceptions. As a result of these amendments, the Company has also amended certain conditions to the Exchange Offers.

As previously announced, holders of the Company’s unsecured public 6.85% Senior Notes due August 1, 2012 (“Public Notes”) have the right to exchange Public Notes for a series of non-amortizing new notes (“Call-Protected Secured Notes”). Alternatively, they have the right to elect to receive cash, and under the amended terms of the Exchange Offers, they are assured of receiving solely cash rather than a combination cash and notes.

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American Capital

June 15, 2010

The Company also reported that the percentage of beneficial holders of Public Notes who have entered into the previously announced June 9, 2010 lock-up agreement has increased from 43% to 72%. Holders of Public Notes who are parties to the lock-up agreement generally agree to tender their Public Notes in the Exchange Offers and vote their Public Notes to accept the Standby Plan, among other matters.

The Company has not extended the expiration time of the Exchange Offers and the consent solicitation of its outstanding public notes (the “Consent Solicitation”) or the voting deadline of its solicitation of votes to accept the Standby Plan. The Exchange Offers, the Consent Solicitation and the Standby Plan Solicitation will continue to expire at 11:59 p.m., New York City time, on June 22, 2010, unless further extended or earlier terminated.

Each holder of the Private Notes and Public Notes (other than certain holders who held $100,000 or less of Public Notes) who has on or prior to June 15, 2010, tendered its notes in the Exchange Offers has the right to withdraw such tender at any time prior to the scheduled expiration time on June 22, 2010 (without giving effect to any further extension) or to change a prior election to receive cash or notes. Any creditor that has previously submitted a properly completed ballot may change its vote for acceptance or rejection of the Standby Plan at any time prior to the new voting deadline on June 22, 2010, as the same may be extended.

This press release and its contents are not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange any security. Any such offer or solicitation shall be made solely by means of an offering memorandum or other offer document furnished to existing securityholders and any securities that are offered have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $14 billion in capital resources under management and eight offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated

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American Capital

June 15, 2010

with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

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New York ¡ Paris ¡ Washington, D.C.

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